As filed with the Securities and Exchange Commission on July 27, 2011

Registration No. 333-_____
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
____________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
___________________________

The Savannah Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Georgia	58-1861820
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

25 Bull Street, Savannah, Georgia 31401
(Address of principal executive offices) (Zip Code)
________________________________

The Savannah Bancorp, Inc. Employee Savings and Profit Sharing Plan
(Full title of the plan)

_____________________________________

John C. Helmken II, President and Chief Executive Officer
The Savannah Bancorp, Inc.
25 Bull Street, Savannah, GA 31401
(912) 629-6486
(Name, address, and telephone number, including area code, of agent for service)
_________________________________________

WITH COPIES TO:
J. Wiley Ellis
Ellis, Painter, Ratteree & Adams, LLP
2 East Bryan Street, 10th Floor
Savannah, Georgia 31402
(912) 233-9700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer __	Accelerated filer __	Non-accelerated filer __ Small reporting company X

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock, $1.00 Par Value	100,000 shares	$ 7.48	$ 748,000	$ 86.84

Interests in the Plan	N/A	N/A (3)	N/A	N/A

(1)
This Registration Statement shall also cover any additional shares of registrant’s Common Stock that become issuable under the Plan described herein by reason of any stock dividend, stock split, recapitalization, or any other similar transaction effected without the registrant’s receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933 and based on the average of the high and low sales prices of the registrant’s Common Stock reported on the Nasdaq Global Market on July 22, 2011.

(3)
Pursuant to Rule 416(c) under the Securities Act of 1933, the Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein, for which no separate registration fee is required.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Savannah Bancorp, Inc. Employee Savings and Profit Sharing Plan (the “Plan”) as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

    Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are incorporated by reference in this Registration Statement:

(a)	The registrant’s Annual Report on Form 10-K for the year ended December 31, 2010;

(b)	The registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2011;

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

(d)
The description of the registrant’s $1.00 par value Common Stock is contained in a Registration Statement on Form S-1 dated February 8, 1990 filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as modified or superseded.

The Company shall furnish without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated).  Requests should be directed to Mike Harden, Chief Financial Officer, Savannah Bancorp, Inc., 25 Bull Street, Savannah, Georgia  31401, telephone number (912) 629-6496.

All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 14-2-850 through 14-2-859 of the Georgia Business Corporation Code (the “GBCC”) set forth provisions pertaining to the indemnification of and insurance for directors and officers of a corporation.  The GBCC provides for the mandatory indemnification of a director, against reasonable expenses the director incurs in connection with a proceeding, where a director is wholly successful in the defense of the proceeding and where the proceeding is one to which he or she was a party because he or she was a director of the corporation.  The GBCC grants the registrant the power to indemnify its directors and officers against liability for certain of their acts.

The registrant's Articles of Incorporation generally provide that any director will be indemnified against liability to the registrant or its shareholders for monetary damages for breach of the duty of care as a director or officer; provided, however, that the registrant will not indemnify any director for any liability or expenses such director incurs (i) for any appropriation, in violation of his duties, of any business opportunity of the registrant, (ii) for any acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) for the types of liability set forth in Section 14-2-832 of the GBCC, or (iv) for any transaction from which the director derives an improper personal benefit. The registrant’s Articles of Incorporation further provide that, notwithstanding the foregoing, the liability of a director or officer shall be eliminated or limited to the fullest extent permitted by the GBCC.

The registrant’s Bylaws provide that expenses any persons incur who are, were, or are threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether formal or informal, by reason of the fact that he is or was a director, officer, employee or agent of the registrant, or was serving at the request of the registrant as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, may be paid by the registrant in advance of the final disposition of such action, suit or proceeding as the Board of Directors authorizes upon an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it is ultimately determined he is not entitled to be indemnified by the registrant.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

The following exhibits are filed as part of the Registration Statement:

Exhibit	Description

4.1	Plan Document*
4.2	Summary Plan Description

23.1	Consent of Mauldin & Jenkins, LLC

24.1	Power of Attorney (included on signature page)

* The registrant received from the Internal Revenue Service a determination that the Plan is qualified under Section 401(a) of the Internal Revenue Code and the registrant will cause to be made all changes the Internal Revenue Service requires in order to continue to so qualify the Plan.

ITEM 9. UNDERTAKINGS

(a) The undersigned registrant asserts or undertakes:

1. to file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses a director, officer or controlling person of the registrant incurs or pays in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Savannah, State of Georgia, on July 27, 2011.

THE SAVANNAH BANCORP, INC.
By:	/s/ John C. Helmken II
John C. Helmken II President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John C. Helmken II, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on July 27, 2011.

Signatures	Title	Signatures	Title
/s/ John C. Helmken II John C. Helmken II	President, Chief Executive Officer (Principal Executive Officer) and Director	/s/ Michael W. Harden, Jr. Michael W. Harden, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ J. Wiley Ellis J. Wiley Ellis	Chairman of the Board and Director	/s/ L. Carlton Gill L. Carlton Gill	Director
/s/ Francis A. Brown Francis A. Brown	Director	_______________ Aaron M. Levy	Director
/s/ Jerry O’Dell Keith Jerry O’Dell Keith	Director	/s/ J. Curtis Lewis III J. Curtis Lewis III	Director
/s/ Russell W. Carpenter Russell W. Carpenter	Director	/s/ M. Lane Morrison M. Lane Morrison	Director
/s/ Clifford H. Dales Clifford H. Dales	Director	/s/ J. Toby Roberts, Sr. J. Toby Roberts, Sr.	Director
_________________ Robert H. Demere, Jr.	Vice Chairman and Director	/s/ James W. Royal, Sr. James W. Royal, Sr.	Director
/s/ Berryman W. Edwards, Jr. Berryman W. Edwards, Jr.	Director	/s/ Robert T. Thompson, Jr. Robert T. Thompson, Jr.	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Savannah, State of Georgia on July 27, 2011.

Savannah Bancorp, Inc.
As Plan Administrator

By: /s/ John C. Helmken II
John C. Helmken II President and Chief Executive Officer